Incorporated in the State of Nevada on August 3, 2007



No. 001

Shares

Medzed Inc.

Common Stock

THIS CERTIFIES THAT ____________________ is the owner of

Medzed Inc. ____________________ Shares of the Capital Stock of

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this __________ day of __________ A.D. __________

President

Secretary

SHARES $0.04 EACH